EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 95 to Registration Statement No. 2-80543 on Form N-1A of our report dated January 18, 2019, relating to the financial statements and financial highlights of the Northern Institutional Funds, comprised of the Treasury Portfolio, U.S. Government Portfolio, U.S. Government Select Portfolio, Municipal Portfolio, and Prime Obligations Portfolio, appearing in the Annual Report on Form N-CSR for Northern Institutional Funds for the year ended November 30, 2018, and to the references to us under the headings “Financial Highlights” in the Prospectuses and on page 1 of the Statements of Additional Information and under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Chicago, Illinois

March 27, 2019